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                                                                    Exhibit 99.1

For Further Information:
Eileen Fallon
TransDigm Inc.
216-289-4939

                                                           FOR IMMEDIATE RELEASE

             TRANSDIGM ANNOUNCES PRELIMINARY RESULTS FOR FISCAL 2002

Richmond Hts., Ohio, November 15, 2002 -- TransDigm Inc. ("TransDigm" or the "Company") announced today certain preliminary operating results for the fiscal year ended September 30, 2002. The Company indicated that it expects full year 2002 sales to approximate $248 million and its EBITDA, As Defined1, to approximate $97.5 million. This compares to $258 million in sales and $88 million of EBITDA, as Defined, for the fiscal year ended September 30, 2001 (pro forma for acquisitions in 2001 as though all acquisitions were completed at the beginning of that year). For the twelve-month period ended September 30, 2001 sales were $201 million and EBITDA, as Defined, was $71 million.

W. Nicholas Howley, President & Chief Executive Officer, commented: "These results, achieved in a difficult market environment, reconfirm the fundamental strength of our value driven business model. As we stated previously, absent any significant disruptive event, we believe fiscal 2003 sales and EBITDA should exceed fiscal 2002 levels."

TransDigm Inc.

TransDigm Inc. is a leading supplier of proprietary, highly engineered power systems and airframe components servicing the aerospace industry. Major products include ignition systems components, gear pumps, electromechanical controls, actuators, batteries/chargers, engineered connectors, latches and lavatory hardware.

TransDigm is a portfolio company of Odyssey Investment Partners LLC. Odyssey manages a $760 million private equity fund, which invests in middle market companies that are primarily focused on manufacturing, aerospace and transportation and financial services.

The matters described in this press release include "forward-looking statements" made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, in particular, the statements about the Company's plans, strategies, and prospects. The Company's actual results, performance or achievements may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors not under the Company's control, which can affect the Company's results of operations, liquidity or financial condition and cause actual outcomes or results to be materially different from those projected. These factors, risks and uncertainties may include, among other things, the Company's access to capital markets; the impact of general economic conditions in the regions in which the Company does business; general industry conditions, including competition and product, raw material and energy prices; changes in currency rates and currency values; and capital expenditure requirements.

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Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

/1/ EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, As Defined is calculated by adding to EBITDA the incremental inventory costs associated with the write up of inventory required by the purchase accounting treatment applied to the acquisitions of Champion Aerospace Inc. and a product line. EBITDA, As Defined is presented herein to provide additional information with respect to the ability of the Company to satisfy its debt service, capital expenditures and working capital requirements and because certain types of covenants in TransDigm's borrowing arrangements are tied to similar measures. While EBITDA-based measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. EBITDA and EBITDA, As Defined are not measurements of financial performance under accounting principals generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America.

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